SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

FEDERATED CORE TRUST III

ADDRESS AND PRINCIPAL BUSINESS OFFICE:

Federated Investors Funds

5800 Corporate Drive

Pittsburgh, Pennsylvania 15237-7000

(Address of Principal Executive Offices)

(412) 288-1900

(Registrant's Telephone Number)

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

John W. McGonigle, Esquire

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3779

(Name and Address of Agent for Service)

(Notices should be sent to the Agent for Service)

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

Yes  X

No

Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 21st day of July, 2008.

By:  /s/Gail C. Jones

Gail C. Jones

Assistant Secretary

Attorney In Fact

for John F. Donahue